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                                                                 Exhibit 16(b)-1


                                  BANK ONE N.A.
                             BUSINESS LOAN AGREEMENT


      This Agreement dated as of October ______, 2001, is between Ernest C. Garcia II and Elizabeth Joanne Garcia, husband and wife (collectively "Garcia"), and Verde Investments, Inc. ("Verde") and Bank One, Arizona, NA (the "Bank"). Garcia and Verde will be referred to collectively as the "Borrower."

                                    RECITALS

      A. Garcia desires to acquire more of the outstanding common stock (the "Stock") of Ugly Duckling Corporation ("UDC") not already owned by Garcia. Verde will benefit from the acquisition of the UDC stock by Garcia.

      B. Borrower has requested that Bank loan it $10,000,000.00 for the purpose of acquiring the Stock, among other things.

      C. Bank is willing to loan Borrower the $10,000,000.00 it requested through two separate credit facilities (the "Facilities").

      NOW, THEREFORE, for a good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

                                    AGREEMENT

1.    FACILITY NO. 1: REVOLVING LINE OF CREDIT AMOUNT AND TERMS

1.1 LINE OF CREDIT AMOUNT.

(a) During the availability period described below, the Bank will provide a line of credit to the Borrower as described in this Section 1 ("Facility No. 1"). The amount of the line of credit (the "Facility No. 1 Commitment") is Two Million and No/100 ($2,000,000.00).

(b) Facility No. 1 is a revolving line of credit. During the availability period, the Borrower may repay principal amounts and re-borrow them. Repayment of sums subject to the Libor based interest rate shall be subject to the conditions set forth in the Facility No. 1 Note (defined below).

(c) The Borrower's obligation under Facility No. 1 shall be secured in part by 150,000 shares of common stock of Navistar International Corp. Bank shall not be obligated to make any advances under Facility No. 1 until certificates evidencing the Navistar International Corp. common stock have been delivered to Bank. The Facility No. 1 Borrowing Base shall be fifty percent (50%) of the current market value of the Navistar International Corp. stock. Borrower shall be in default if the principal amount outstanding under Facility No. 1
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      exceeds the Borrowing Base. The value of the Navistar International Corp stock shall be determined by multiplying (A) the per share price of such stock at the most recent close of trading on a trading exchange for such stock, times (B) the number of shares of such stock held by the Bank as collateral.

(d) The Borrower agrees not to permit the outstanding principal balance of the line of credit to exceed the lesser of the Facility No. 1 Commitment or the Facility No. 1 Borrowing Base. If the amount outstanding under Facility No. 1 exceeds the Borrowing Base, upon written notice from the Bank, Borrower shall have five (5) days to make a payment sufficient to reduce the outstanding balance of Facility No. 1 to the amount of the Borrowing Base. If Borrower fails to reduce the outstanding principal balance of Facility No. 1 to the amount of the Borrowing Base, it shall be an event of default, regardless of any other notice and cure periods provided in this Agreement or any other loan document. If at any time the principal amount outstanding on Facility No. 1 exceeds sixty percent (60%) of the value of the Navistar International Corp. stock held by the Bank as collateral, the Bank may immediately liquidate the stock, regardless of any notice and cure periods provided for elsewhere in this Agreement or any other loan document.

1.2 AVAILABILITY PERIOD. The line of credit is available between the date of this Agreement and the day before the one-year anniversary date of the Agreement (the "Facility No. 1 Maturity Date") unless the Borrower is in default.

1.3 INTEREST RATE. The interest rate on the Facility No. 1 shall be the 30 day Libor rate plus one and one half percent (1.50%).

1.4   REPAYMENT TERMS.

(a) The Borrower will pay all accrued interest on November 1, 2001, and on the first day of each month thereafter until payment in full of any principal outstanding under Facility No. 1.

(b) The Borrower will repay in full all principal and any unpaid interest or other charges outstanding under this line of credit no later than the Facility No. 1 Maturity Date.

(c)   The Borrower may prepay Facility No. 1 in full or in part at any time.

1.5 PROMISSORY NOTE. Facility No. 1 shall be represented by a separate promissory note executed by Borrower (the "Facility No. 1 Note") dated as of the date of this Agreement. In the event of any inconsistency between the terms of this Agreement and the Facility No. 1 Note, the terms of the Facility No. 1 Note shall control.


2. FACILITY NO. 2: MUTIPLE ADVANCE TERM LOAN AMOUNT AND TERMS

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2.1 MULTIPLE ADVANCE TERM LOAN AMOUNT.

(a) Upon execution of this Agreement and any related loan documents, and satisfaction of the conditions set forth herein, Bank shall make Eight Million and No/100 Dollars ($8,000,000.00) available to Borrower on the terms and conditions set forth herein ("Facility No. 2").

(b) Upon execution of this Agreement, Bank shall advance Borrower Four Million and No/100 Dollars ($4,000,000.00) (the "First Advance").

(c) By no later than December 31, 2001, Borrower shall take the second advance on Facility No. 2 (the "Second Advance"). If funds are still available, by no later than March 31, 2002, Borrower shall take the third advance on Facility No. 2 (the "Third Advance"). If funds are still available, by no later than June 30, 2002, Borrower shall take the fourth advance on Facility No. 2 (the "Fourth Advance"). If funds are still available, by no later than September 30, 2002, Borrower shall take the fifth advance on Facility No. 2 (the "Fifth Advance"). There shall be no more than five advances under Facility No. 2.

(d) The Second Advance and, assuming funds remain available, the Third Advance, the Fourth Advance and the Fifth Advance, shall be for an amount between One Million and No/100 Dollars ($1,000,000.00) and the balance remaining available on Facility No. 2. If Borrower fail to take an advance by its scheduled date, the amount available to Borrow under Facility No. 2 shall be reduced by One Million and No/100 Dollars ($1,000,000.00). If after any advance, the amount remaining available under Facility No. 2 is less than One Million and No/100 Dollars ($1,000,000.00), the amount available for borrowing under Facility No. 2 shall be immediately reduced by that amount.

(e) Facility No. 2 is a multiple advance term loan. Any amount of credit extended, even if repaid before the Maturity Date, may not be re-borrowed.

2.2 MATURITY DATE. Each advance under Facility No. 2 shall have a separate maturity date. The maturity date for First Advance (the "First Advance Maturity Date") is the day before the five year anniversary date of this Agreement. The maturity date for Second Advance (the "Second Advance Maturity Date") is the day before the five year anniversary date of the Second Advance. If applicable, the maturity date for Third Advance (the "Third Advance Maturity Date") is the day before the five year anniversary date of the Third Advance. If applicable, the maturity date for Fourth Advance (the "Fourth Advance Maturity Date") is the day before the five year anniversary date of the Fourth Advance. If applicable, the maturity date for Fifth Advance (the "Fifth Advance Maturity Date") is the day before the five year anniversary date of the Fourth Advance.


2.3 INTEREST RATE. The interest rate on the Facility No. 2 term loan shall be the Bank Prime

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Rate plus one percent (1.00%).

2.4   REPAYMENT TERMS.

(a) The Borrower shall pay accrued interest on November 1, 2001 and on the first day of each month thereafter until payment in full of any principal outstanding under Facility No. 2.

(b) The Borrower will repay the principal amount outstanding under the First Advance in equal payments of $66,666.67 per month on the first day of each month, beginning November 1, 2001, until the First Advance Maturity Date, when the Borrower will repay the remaining principal balance plus any interest then due on the First Advance.

(c) The Borrower will repay the principal amount outstanding under the Second Advance in equal monthly payments, determined by dividing the amount of the Second Advance by sixty (60), on the first day of each month, beginning the month following the Second Advance, until the Second Advance Maturity Date, when the Borrower will repay the remaining principal balance plus any interest then due on the Second Advance.

(d) If applicable, the Borrower will repay the principal amount outstanding under the Third Advance in equal monthly payments, determined by dividing the amount of the Third Advance by sixty (60), on the first day of each month, beginning the month following the Third Advance, until the Third Advance Maturity Date, when the Borrower will repay the remaining principal balance plus any interest then due on the Third Advance.

(e) If applicable, the Borrower will repay the principal amount outstanding under the Fourth Advance in equal monthly payments, determined by dividing the amount of the Fourth Advance by sixty (60), on the first day of each month, beginning the month following the Fourth Advance, until the Fourth Advance Maturity Date, when the Borrower will repay the remaining principal balance plus any interest then due on the Fourth Advance.

(f) If applicable, the Borrower will repay the principal amount outstanding under the Fifth Advance in equal monthly payments, determined by dividing the amount of the Fifth Advance by sixty (60), on the first day of each month, beginning the month following the Fifth Advance, until the Fifth Advance Maturity Date, when the Borrower will repay the remaining principal balance plus any interest then due on the Fifth Advance.

(g)   The Borrower may prepay Facility No. 2 in full or in part at any time.

2.5 PROMISSORY NOTE. Facility No. 2 shall be represented by a separate promissory note executed by Borrower (the Facility No. 2 Note) dated as of the date of this Agreement. In the event of any inconsistency between the terms of this Agreement and the Facility No. 2 Note, the terms of the Facility No. 2 Note shall control.

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3. FEES AND EXPENSES

3.1 COMMITMENT FEE. The commitment fee for Facility No. 2 is $40,000.00, due and payable by Borrower to Bank upon the date of closing. There is no commitment fee for Facility No. 1.

3.2 REIMBURSEMENT OF COSTS AND EXPENSES.

(a) The Borrower agrees to reimburse the Bank for any reasonable expenses it incurs in the preparation of this Agreement and any agreement or instrument required by or related to this Agreement including but not limited to filing, recording and search fees, appraisal fees, title report fees, attorney's fees, and documentation fees.

(b) The Borrower agrees to reimburse the Bank for the cost of periodic appraisals of the real property collateral securing the Facilities, at such intervals as the Bank may reasonably require. The appraisals may be performed by employees of the Bank or by independent appraisers.

4. COLLATERAL

4.1 PERSONAL PROPERTY. The Borrower's obligations to the Bank under the Facilities will be secured by personal property the Borrower now owns or will own in the future as listed below. The personal property collateral is further defined in security agreements ("Security Agreements") executed by the Borrower.

(a) 150,000 shares of Navistar International Corp. common stock. Bank shall release the Navistar International Corp. common stock when Facility No. 1 has been paid in full and terminated.

(b)   All common stock of UDC owned by Borrower.

(c) All common stock owned by Borrower of any corporation created for the purpose of acquiring UDC stock as part of plan to take UDC from a publicly traded corporation to a corporation owned privately.

4.2 REAL PROPERTY. The Borrower's obligations to the Bank under the Facilities will be secured by real property (the "Property") the Borrower now owns as listed below. The real property collateral is further defined in deeds of trust ("Deeds of Trust") executed by the Borrower.

(a) First priority deed of trust against real property located at 4020 E. Indian School Road, Phoenix, Arizona ("Indian School Property").

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(b)   First priority deed of trust against Garcia's personal residence located at 4330 N. 57th Way, Phoenix, Arizona ("Residence").

(c) Deed of trust against Borrower's interest in real property known as the Discover Card Building located at 2402 W. Beardsley Road, Phoenix, Arizona ("Discover Property").


5. GUARANTIES

      Verde Reinsurance Company Ltd. and, upon acquisition of the Stock by Borrower, UDC (collectively, the "Guarantor") shall unconditionally guaranty repayment of the Facilities by executing guaranties (the Guaranties") in form and substance acceptable to Bank.


6. DISBURSEMENTS, PAYMENTS AND COSTS

6.1 REQUESTS FOR CREDIT. Each request for an extension of credit under Facility No. 1 will be made in writing in a manner acceptable to the Bank, or by another means acceptable to the Bank.

6.2 TELEPHONE AND TELEFAX AUTHORIZATION.

(a) The Bank may honor telephone or telefax instructions for advances or repayments given by any one of the individual signer(s) of this Agreement or a person or persons authorized by any one of the signer(s) of this Agreement.

(b) Advances will be deposited in and repayments will be withdrawn from account number 23909321, or such other of the Borrower's accounts with the Bank as designated in writing by the Borrower.

(c) The Borrower indemnifies and excuses the Bank (including its officers, employees, and agents) from all liability, loss, and costs in connection with any act resulting from telephone or telefax instructions it reasonably believes are made by any individual authorized by the Borrower to give such instructions. This indemnity and excuse will survive this Agreement's termination.

6.3 BANKING DAYS. Unless otherwise provided in this Agreement, a banking day is a day other than a Saturday or a Sunday on which the Bank is open for business in Arizona. All payments and disbursements which would be due on a day which is not a banking day will be due on the next banking day. All payments received on a day which is not a banking day will be applied to the credit on the next banking day.

6.4 TAXES. The Borrower will not deduct any taxes from any payments it makes to the Bank. If

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any government authority imposes any taxes on any payments made by the Borrower, the Borrower will pay the taxes and will also pay to the Bank, at the time interest is paid, any additional amount which the Bank specifies as necessary to preserve the after-tax yield the Bank would have received if such taxes had not been imposed. Upon request by the Bank, the Borrower will confirm that it has paid the taxes by giving the Bank official tax receipts (or notarized copies) within 30 days after the due date. However, the Borrower will not pay the Bank's net income taxes.

7. CONDITIONS PRECEDENT. The Bank must receive the following items, in form and content acceptable to the Bank, before it is required to extend any credit to the Borrower under the Facilities:

7.1 AUTHORIZATIONS. Evidence that the execution, delivery and performance by the Borrower of this Agreement and any instrument or agreement required under this Agreement has been duly authorized.

7.2 GOVERNING DOCUMENTS. A copy of any entity Borrower's articles of incorporation or articles of organization, as applicable.

7.3 EVIDENCE OF PRIORITY. Evidence that security interests and liens in favor of the Bank are valid, enforceable, and prior to all others' rights and interests, except those the Bank consents to in writing.

7.4 TITLE INSURANCE COMMITMENTS. Commitments to issue ALTA extended coverage lender's policies of title insurance on the Indian School Property and the Residence (each a "Title Policy") underwritten by an insurer approved by Bank, in its sole and absolute discretion, (the "Title Company") in an amount not less than the amount of Facility No. 2 and insuring the liens of the Deeds of Trust to be a first priority lien on the Indian School Property and the Residence, subject only to such exceptions and conditions to title as Bank has approved in its sole discretion. Borrower shall provide Bank a condition of title report for the Discover Property in form and substance satisfactory to Bank.

7.5 INSURANCE. Borrower shall provide evidence that there is in effect such hazard, business interruption, public liability and other insurance as is required by Bank and written by insurers, in form and in amount satisfactory to Bank.

7.6 TAXES. Borrower has provided to Bank evidence that all taxes and assets levied against or affecting the Property have been paid current; or in the event Borrower has commenced a legal or administrative challenge to any such tax or assessment, evidence that such liability has been bonded over, or that funds for the payment thereof (in the amount of the original assessment) have been escrowed with an independent third party with provisions for the payment thereof satisfactory to Bank.

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7.7 APPRAISALS. Bank shall have received, reviewed and approved, in Bank's sole and absolute discretion, Appraisals of the Indian School Property and the Residence in form and content acceptable to Bank in its sole and absolute discretion showing that the value limitations set forth in this Agreement will be met.

7.8 ENVIRONMENTAL QUESTIONNAIRE AND SITE ASSESSMENT. Bank shall have received, reviewed and approved, in Bank's sole and absolute discretion, a Phase I Environmental Site Assessment for the Indian School Property in form and content acceptable to Bank in its sole and absolute discretion.

7.9 SUBORDINATION AGREEMENTS. Subordination agreements in form and substance acceptable to Bank from every tenant of the Property, subordinating their leasehold interest in the Property to the Deeds of Trust.

7.10 GENERAL INFORMATION. If requested by Bank, Borrower shall provide Bank with legible copies of all ongoing agreements related to the Property, including but not limited to all property management agreements, all service contracts and warranties, all leases affecting the Property, and such other Property-related information which Bank may reasonably request.

7.11 LOAN DOCUMENTS. Borrower shall have executed or obtained the execution of, and delivered to Bank, all applicable loan documents and instruments in form and content required by Bank and its counsel, including, without limitation, this Agreement, the Facility No. 1 Note, the Facility No. 2 Note, the Deeds of Trust, Security Agreements, UCC-1 financing statements and any and all other such documentation reasonably required by Bank. The documents described in this paragraph, together with all of their exhibits, and all other documents which evidence, guaranty, secure, or otherwise pertain to the Loan, collectively constitute the "Loan Documents."

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7.12 FEES. Borrower has paid to Bank, in immediately available funds, all fees and costs called for under this Agreement.

7.13 TAX SERVICE CONTRACT. If Bank so requests, Borrower shall have provided to Bank at Borrower's cost and expense, a tax service contract for the Property from a tax service company acceptable to Bank in its sole and absolute discretion.

7.14 OPINION LETTER. Verde has provided Bank an unqualified opinion of counsel that Verde is duly formed and in good standing and duly authorized to enter into the Loan Documents and that the Loan Documents are legal valid and binding and enforceable pursuant to their terms. Upon completion of any privatization transaction, Counsel for UDC shall provide an opinion letter stating that the purchase of the Stock shall not result in a violation of the terms and conditions of any agreement to which UDC is a party. The opinions of counsel shall be in form and substance approved by the Bank.

7.15 PAYMENT OF EXISTING FACILITY. Garcia shall have paid and canceled the existing revolving facility with Bank in the maximum principal amount of $2,000,000.00.

7.16 MISCELLANEOUS. Borrower has delivered to Bank any other item reasonably deemed necessary to Bank, and has fulfilled any other condition reasonably required by Bank.


8. CONDITIONS SUBSEQUENT. The Bank must receive the following items, in form and content acceptable to the Bank, by the dates set forth below:

8.1 GUARANTY. By December 31, 2002, Borrower shall cause UDC, or any successor by merger, to execute an unconditional guaranty of the Facilities in form and substance satisfactory to Bank.

8.2 STOCK. By December 31, 2002, Borrower shall deliver all Stock to Bank.

8.3 UDC LEASE. By December 31, 2002, Borrower shall deliver for Bank's approval a revised lease between UDC and Verde for the Indian School Property.

9. REPRESENTATIONS AND WARRANTIES. When the Borrower signs this Agreement, and until the Bank is repaid in full, the Borrower makes the following representations and warranties. Each request for an extension of credit constitutes a renewed representation.

9.1 ORGANIZATION OF BORROWER. Verde is a corporation duly formed and existing under the laws of the state where organized.

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9.2 AUTHORIZATION. This Agreement, and any instrument or agreement required hereunder, are within the Borrower's powers, have been duly authorized, and do not conflict with any of its organizational papers.

9.3 ENFORCEABLE AGREEMENT. This Agreement, and each other agreement or document executed and delivered to the Bank in connection with this Agreement, is a legal, valid and binding agreement of the Borrower, enforceable against the Borrower in accordance with its terms, and any instrument or agreement required hereunder, when executed and delivered, will be similarly legal, valid, binding and enforceable.

9.4 GOOD STANDING. In each state in which the Verde does business, it is properly licensed, in good standing, and, where required, in compliance with fictitious name statutes.

9.5 NO CONFLICTS. This Agreement does not conflict with any law, agreement, or obligation by which the Borrower is bound.

9.6 FINANCIAL INFORMATION. All financial and other information that has been or will be supplied to the Bank.

(a) sufficiently complete to give the Bank accurate knowledge of the Borrower's and any Guarantor's financial condition.

(b)   in form and content required by the Bank.

(c)   in compliance with all government regulations that apply.

Since the date of the financial statement specified above, there has been no material adverse change in the assets or the financial condition of the Borrower or any Guarantor.

9.7 LAWSUITS. There is no lawsuit, tax claim or other dispute pending or threatened against the Borrower, which, if lost, would impair the Borrower's financial condition or ability to repay the loan, except as have been disclosed in writing to the Bank prior to the date of this Agreement.

9.8 COLLATERAL. With the exception of the Discover Property, all collateral required in this Agreement is owned by the grantor of the security interest free of any title defects or any liens or interests of others. The Discover Property may be subject to other liens in favor of Bank.

9.9 PERMITS, FRANCHISES. The Borrower possesses all permits, memberships, franchises, contracts and licenses required and all trademark rights, trade name rights, patent rights and fictitious name rights necessary to enable it to conduct the business in which it is now engaged.

9.10 OTHER OBLIGATIONS. The Borrower is not in default on any obligation for borrowed money,

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any purchase money obligation or any other material lease, commitment, contract, instrument or obligation except as have been disclosed in writing to the Bank.

9.11 NO EVENT OF DEFAULT. There is no event that is, or with notice or lapse of time or both would be, a default under this Agreement.

9.12 ERISA PLANS.

(a) The Borrower has fulfilled its obligations, if any, under the minimum funding standards of ERISA and the Code with respect to each Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code, and has not incurred any liability with respect to any Plan under Title IV of ERISA.

(b) No reportable event has occurred under Section 4043(b) of ERISA for which the PBGC requires 30-day notice.

(c) No action by the Borrower to terminate or withdraw from any Plan has been taken and no notice of intent to terminate a Plan has been filed under
      Section 4041 of ERISA.

(d) No proceeding has been commenced with respect to a Plan under Section 4042 of ERISA, and no event has occurred or condition exists which might constitute grounds for the commencement of such a proceeding.

(e)   The following terms have the meanings indicated for purposes of this
      Agreement:

      (i) "Code" means the Internal Revenue Code of 1986, as amended from time to time.

      (ii) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

      (iii) "PBGC" means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA.

      (iv) "Plan" means any employee pension benefit plan maintained or contributed to by the Borrower and insured by the Pension Benefit Guaranty Corporation under Title IV of ERISA.

9.13 LOCATION OF BORROWER. The Borrower's place of business (or, if the Borrower has more than one place of business, its chief executive office) is located at the address listed under the Borrower's signature on this Agreement.

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10. COVENANTS. The Borrower agrees, so long as credit is available under this
Agreement and until the Bank is repaid in full:

10.1 USE OF PROCEEDS. To use the proceeds of the credit only for:

      FACILITY NO. 1: acquisition of Stock.

      FACILITY NO. 2: Acquisition of Stock; payment of debt approved by Bank.

10.2 FINANCIAL INFORMATION. To provide the following financial information and statements and such additional information as requested by the Bank from time to time:

(a) Within 90 days of the their fiscal year end, Verde's and UDC's annual financial statements, certified and dated by an authorized financial officer of Verde and UDC, respectively. These financial statements must be audited (with an unqualified opinion) by a Certified Public Accountant acceptable to the Bank. Within 90 days of the their fiscal year end, Garcia's and Verde Reinsurance Company Ltd.'s annual financial statements, certified and dated by Garcia and an authorized financial officer of the Verde Reinsurance Company Ltd, respectively. These financial statements may be internally prepared.

(b) Within 30 days of the period's end (including the last period in each fiscal year), the Borrower's and Guarantor's quarterly financial statements, certified and dated by an authorized financial officer of the Borrower and Guarantor, as applicable. These financial statements may be internally prepared.

(c) Promptly, upon sending or receipt, copies of any management letters and correspondence relating to management letters, sent or received by the Borrower or Guarantor to or from the Borrower's or Guarantor's auditor, or, if no management letter is prepared, a letter from such auditor stating that no deficiencies were noted that would otherwise be addressed in a management letter.

(d) Copies of the Borrower's and Guarantor's federal income tax return, within 15 days of filing, and, if requested by the Bank, copies of any extensions of the filing date.

(e) If applicable, copies of the Borrower's Form 10-K Annual Report, Form 10-Q Quarterly Report and Form 8-K Current Report within 15 days after the date of filing with the Securities and Exchange Commission.

(f) Within the period(s) provided in (a) and (b) above, a compliance certificate of the Borrower signed by an authorized financial officer of the Borrower and Guarantor setting forth (i) the information and computations (in sufficient detail) to establish that the Borrower is in compliance with all financial covenants at the end of the period covered by

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      the financial statements then being furnished and (ii) whether there existed as of the date of such financial statements and whether there exists as of the date of the certificate, any default under this Agreement and, if any such default exists, specifying the nature thereof and the action the Borrower is taking and proposes to take with respect thereto.

(g) Within 30 days of the end or each fiscal quarter, balance sheets and income and expense statements for the non-residential Property.

(h) Contemporaneously with so providing, copies of any periodic compliance certificates Borrower or Guarantor provides to any other lender.


10.3 DEBT TO EQUITY RATIO. Verde and Verde Reinsurance Company Ltd. shall maintain a combined debt to equity ratio of not less than1.3 to 1, to be tested on a quarterly basis. "Debt" shall mean the sum of long term and current debt. "Equity" shall mean paid-in capital for common stock, plus paid-in capital for preferred stock in Verde Reinsurance Company Ltd. (not to exceed Four Million and No/100 Dollars ($4,000,000.00)), plus retained earnings.

10.4 SHAREHOLDER EQUITY. Verde and Verde Reinsurance Company Ltd. shall maintain combined shareholder equity of Twenty-Eight Million and No/100 Dollars ($28,000,000.00), to be tested on a quarterly basis. Shareholder "Equity" shall mean paid-in capital for common stock, plus paid-in capital for preferred stock in Verde Reinsurance Company Ltd. (not to exceed Four Million and No/100 Dollars ($4,000,000.00)), plus retained earnings.

10.5 MINIMUM LIQUIDITY. Borrower and Guarantor shall maintain a combined minimum liquidity of $3,600,000.00, to be tested on a quarterly basis. "Liquidity" shall mean the sum of cash, cash equivalents and Acceptable Securities. For purposes of this paragraph "Acceptable Securities" shall mean securities meeting the following requirements:

(a) common stock with a value of at least $10.00 or greater per share issued by a domestic corporation and traded on a national exchange for more than a year, or bonds issued or guaranteed by a federal, state, or local government entity; and

(b) publicly priced and traded daily on one of the major national securities exchanges, or bear an investment grade rating of Baa3(Moody's), or BBB-(S& P); and

(c) supported by a broad active, liquid market, and then easily convertible to cash and have a readily available daily market price.

10.6 UDC SECURED DEBT. UDC shall at all times be in compliance with the terms and covenants contained in that certain Senior Secured Loan agreement dated as of January 11, 2001 by and among UDC and BNY Midwest Trust company, among others, and the terms and covenants of that certain master Loan and Security agreement dated as of April 13, 2001 by and between UDC and Greenwich Capital financial Products, Inc., among others, or any additional or replacement secured loan agreements.

10.7 VALUE OF INDIAN SCHOOL PROPERTY AND RESIDENCE. The combined value of the Indian School Property and the Residence shall be maintained at a minimum of $8,000,000.00. Value shall be established by appraisals if form and substance satisfactory to Bank and prepared by appraisers satisfactory to Bank. The Bank may request new or updated appraisals at any time at the expense of Borrower.

10.8  VALUE OF DISCOVER PROPERTY.   The value of the Discover Property shall
be maintained at a minimum of $ $3,450,000.00, tested annually. Value shall be determined by the following formula:

                  1/2 x ((NOI x Cap Rate) - Mortgage Debt)

"NOI" shall mean the net profit of the entire Discover Property (not just Borrower's interest) plus all mortgage interest expense. "Cap Rate" shall be a reasonable capitalization rate for property similar to the Discover Property as determined by the Bank from time to time. The initial Cap Rate used by the Bank shall be 8.0. "Mortgage Debt" shall be the outstanding principal balance of all debt secured by the Discover Property (not just Borrower's interest).

10.9 OTHER DEBTS. Not to have outstanding or incur any direct or contingent debts or lease obligations (other than those to the Bank), or become liable for the debts of others without the Bank's written consent. This does not prohibit:

(a)   Acquiring goods, supplies, or merchandise on normal trade credit.

(b) Endorsing negotiable instruments received in the usual course of business.

(c)   Obtaining surety bonds in the usual course of business.

(d) Debts and lines of credit and leases in existence on the date of this Agreement reflected in the Borrower's financial statement delivered to Bank prior to the execution of this Agreement.

10.10 OTHER LIENS. Not to create, assume, or allow any security interest or lien (including judicial liens) on property the Borrower now or later owns, except:

(a)   Deeds of trust and security agreements in favor of the Bank.

(b)   Liens for taxes not yet due.

(c) Liens outstanding on the date of this Agreement disclosed in writing to the Bank.

(d) Additional purchase money security interests in property acquired after the date of this Agreement, if the total principal amount of debts secured by such liens does not exceed One Million Five Hundred Thousand and No/100 Dollars ($1,500,000.00) at any one time.

10.11 CHANGE OF OWNERSHIP. Not to cause, permit, or suffer any change, direct or indirect, in the Borrower's capital ownership in excess of: (i) 20% if purchased by private parties; or (ii) 35% if by Initial Public Offering. In either case the Bank has the discretion to reduce its commitments by a percentage equal to the percentage ownership sold.

10.12 NOTICES TO BANK. To promptly notify the Bank in writing of:

(a) any lawsuit over One Hundred Thousand and No/100 Dollars ($100,000.00) in excess of insurance coverage against the Borrower or any Guarantor.

(b) any substantial dispute between the Borrower or any Guarantor and any government authority.

(c)   any failure to comply with this Agreement.

(d) any material adverse change in the Borrower's or any Guarantor's financial condition or operations.

(e) any change in the Borrower's name, legal structure, place of business, or chief or primary executive office if the Borrower has more than one place of business.

10.13 BOOKS AND RECORDS.  To maintain adequate books and records.

10.14 AUDITS. To allow the Bank and its agents to inspect the Borrower's properties and examine, audit, and make copies of books and records at any reasonable time. If any of the Borrower's properties, books or records are in the possession of a third party, the Borrower authorizes that third party to permit the Bank or its agents to have access to perform inspections or audits and to respond to the Bank's requests for information concerning such properties, books and records.

10.15 COMPLIANCE WITH LAWS. To comply in all material respects with the laws, (including any fictitious name statute), regulations, and orders of any government body with authority over the Borrower's business.

10.16 PRESERVATION OF RIGHTS. To maintain and preserve all rights, privileges, and franchises the Borrower now has.

10.17 MAINTENANCE OF PROPERTIES. To make any repairs, renewals, or replacements to keep the Borrower's properties in good working condition.

10.18 PERFECTION OF LIENS. To help the Bank perfect and protect its security interests and liens, and reimburse it for related costs it incurs to protect its security interests and liens.

10.19 COOPERATION. To take any action requested by the Bank to carry out the intent of this Agreement.

10.20 INSURANCE.

(a) INSURANCE COVERING COLLATERAL. To maintain all risk property damage insurance policies covering the tangible property comprising the collateral. Each insurance policy must be for the full replacement cost of the collateral and include a replacement cost endorsement. The insurance must be issued by an insurance company acceptable to the Bank and must include a lender's loss payable endorsement in favor of the Bank in a form acceptable to the Bank. If any of the Property is located in a designated flood hazard area, or becomes located in a designated flood hazard area after the date of this agreement as a result of any re-mapping of flood insurance maps by the Federal Emergency Management Agency, the Borrower will also be required to maintain flood insurance on the real property and on any tangible personal property collateral located on the real property.

(b) GENERAL BUSINESS INSURANCE. To maintain insurance satisfactory to the Bank as to amount, nature and carrier covering property damage (including loss of use and occupancy) to any of the Borrower's properties, public liability insurance including coverage for contractual liability, product liability and workers' compensation, and any other insurance which is usual for the Borrower's business.

(c) EVIDENCE OF INSURANCE. Upon the request of the Bank, to deliver to the Bank a copy of each insurance policy or, if permitted by the Bank, a certificate of insurance listing all insurance in force.

10.21 ADDITIONAL NEGATIVE COVENANTS. Not to, without the Bank's written consent:

(a) engage in any business activities substantially different from the Borrower's present business.

(b)   liquidate or dissolve the Borrower's business.

(c) enter into any consolidation, merger, pool, joint venture, syndicate, or other combination.

(d) lease, or dispose of all or a substantial part of the Borrower's business or the Borrower's assets.

(e) other than the purchase of the Stock, acquire or purchase a business or its assets, whether by purchase of assets, purchase of capital stock, or other investment in such business, including by consolidation, merger, pool, or other combination, unless the Borrower is the surviving entity, and only if all of the following conditions are met (any such acquisition or purchase by the Borrower is referred to herein as a "Qualified Acquisition"):

      (i) The Borrower meets all regulatory requirements to purchase of such business or its assets (the business acquired or the business whose assets are acquired is referred to herein as the "Acquisition Target"), including obtaining or transferring all necessary licenses.

      (ii) The combined pro forma Cash Flow Available (calculated as if the acquisition transaction had been consummated) of the Acquisition Target and the Borrower for the immediately preceding fiscal year shall have been at least 125 % of the pro forma Fixed Charges for such fiscal year (calculated as if the acquisition transaction had been consummated).

      (iii) The acquisition or purchase is not a hostile or unfriendly takeovers permitted.

      (v) The Acquisition Target must be in the same or a similar line of business as the Borrower's existing business.

      (vi) The Acquisition Target's assets must be acquired free and clear of any liens, except (a) mortgages on and security interests in real property acquired and (b) existing purchase money debt and related liens.

      (vii) The Acquisition Target's Cash Flow Available must be evidenced by Acquisition Target's financial statements for the most recent fiscal year ending and the most recent quarterly financial statements, and by other information, and such financial statements and other information shall be in form and content satisfactory to the Bank and sufficient to give the Bank accurate knowledge of the Acquisition Target's financial condition, and such information may include, without limitation, an audit or other inspections by the Bank or its agents to be conducted at the Borrower's expense.

      (viii)No material litigation or other process shall be pending or threatened against the Acquisition Target, the unfavorable outcome of which would have a material adverse effect on the Acquisition Target's business or financial condition.

      (ix) At least 10 working days prior to closing of any such acquisition, the Borrower will certify that to the best of its knowledge, there are no existing defaults under this Agreement, and no such defaults are reasonably expected to occur as a result of the proposed acquisition.

      (x) The Borrower shall be in full compliance with all financial covenants in this Agreement both before and after such acquisition.

(f) sell or otherwise dispose of any assets for less than fair market value or enter into any sale and leaseback agreement covering any of its fixed or capital assets.

(g)   voluntarily suspend its business.

10.22 ERISA PLANS.  To give prompt written notice to the Bank of:

(a) The occurrence of any reportable event under Section 4043(b) of ERISA for which the PBGC requires 30-day notice.

(b) Any action by the Borrower to terminate or withdraw from a Plan or the filing of any notice of intent to terminate under Section 4041 of ERISA.

(c) Any notice of noncompliance made with respect to a Plan under Section 4041(b) of ERISA.

(d) The commencement of any proceeding with respect to a Plan under Section 4042 of ERISA.


11. DEFAULT. If any of the following events occur, the Bank may do one or more of the following: declare the Borrower in default, stop making any additional credit available to the Borrower, and require the Borrower to repay its entire debt immediately and without prior notice. If an event of default occurs under the paragraph entitled "Bankruptcy" below with respect to the Borrower, the entire debt outstanding under this Agreement will automatically be due immediately.

11.1 FAILURE TO PAY. The Borrower fails to make a payment under this Agreement or any of the Loan documents when due and the expiration of ten (10) days after written notice of such default from Bank to Borrower.

11.2 LIEN PRIORITY. The Bank fails to have an enforceable first lien (except for any prior liens to which the Bank has consented in writing) on or security interest in any property given as security for the extensions of credit under this Agreement.

11.3 FALSE INFORMATION. The Borrower or any Guarantor has given the Bank false or misleading information or representations.

11.4 BANKRUPTCY. The Borrower or any Guarantor files a bankruptcy petition, a bankruptcy petition is filed against the Borrower or any Guarantor or the Borrower or any Guarantor makes a general assignment for the benefit of creditors. The default will be deemed cured if any bankruptcy petition filed against the Borrower or any Guarantor is dismissed within a period of 45 days after the filing; provided, however, that the Bank will not be obligated to extend any additional credit to the Borrower during that period.

11.5 RECEIVERS. A receiver or similar official is appointed for the Borrower's or any Guarantor's business, or the business is terminated.

11.6 LAWSUITS. Any lawsuit or lawsuits are filed on behalf of one or more trade creditors against the Borrower in an aggregate amount of Five Hundred Thousand and No/Dollars ($500,000.00) or more in excess of any insurance coverage.

11.7 JUDGMENTS. Any judgments or arbitration awards are entered against the Borrower or any Guarantor, or the Borrower or any Guarantor enters into any settlement agreements with respect to any litigation or arbitration, in an aggregate amount of Seven Hundred Fifty Thousand and No/100 Dollars ($750,000.00) or more in excess of any insurance coverage.

11.8 GOVERNMENT ACTION. Any government authority takes action that the Bank believes materially adversely affects the Borrower's or any Guarantor's financial condition or ability to repay.

11.9 CROSS-DEFAULT. Any default occurs under any agreement in connection with any credit the Borrower or any Guarantor has obtained from anyone else or which the Borrower or any Guarantor has guaranteed.

11.10 DEFAULT UNDER RELATED DOCUMENTS. Any guaranty, subordination agreement, security agreement, deed of trust, or other document required by this Agreement is violated or no longer in effect.

11.11 OTHER BANK AGREEMENTS. The Borrower or any Guarantor fails to meet the conditions of, or fails to perform any obligation under any other agreement the Borrower or Guarantor has with the Bank or any affiliate of the Bank.

11.12 ERISA PLANS. The occurrence of any one or more of the following events with respect to the Borrower, provided such event or events could reasonably be expected, in the judgment of the Bank, to subject the Borrower to any tax, penalty or liability (or any combination of the foregoing) which, in the aggregate, could have a material adverse effect on the financial condition of the Borrower with respect to a Plan:

(a) A reportable event shall occur with respect to a Plan that is, in the reasonable judgment of the Bank, likely to result in the termination of such Plan for purposes of Title IV of ERISA.

(b) Any Plan termination (or commencement of proceedings to terminate a Plan) or the Borrower's full or partial withdrawal from a Plan.

11.13 OTHER BREACH UNDER AGREEMENT. The Borrower fails to meet the conditions of, or fails to perform any obligation under, any term of this Agreement not specifically referred to in this Article and the expiration of fifteen (15) days after written notice of such default from Bank to Borrower.


12. ENFORCING THIS AGREEMENT; MISCELLANEOUS

12.1 GAAP. Except as otherwise stated in this Agreement, all financial information provided to the Bank and all financial covenants will be made under generally accepted accounting principles, consistently applied.

12.2  ARIZONA LAW.  This Agreement is governed by Arizona law.

12.3 SUCCESSORS AND ASSIGNS. This Agreement is binding on the Borrower's and the Bank's successors and assignees. The Borrower agrees that it may not assign this Agreement without the Bank's prior consent. The Bank may sell participations in or assign this loan, and may exchange financial information about the Borrower with actual or potential participants or assignees. If a participation is sold or the loan is assigned, the purchaser will have the right of set-off against the Borrower.

12.4  ARBITRATION.

(a) This paragraph concerns the resolution of any controversies or claims between the Borrower and the Bank, including but not limited to those that arise from:

      (i) This Agreement (including any renewals, extensions or modifications of this Agreement);

      (ii) Any document, agreement or procedure related to or delivered in connection with this Agreement;

      (iii) Any violation of this Agreement; or

      (iv) Any claims for damages resulting from any business conducted between the

            Borrower and the Bank, including claims for injury to persons, property or business interests (torts).

(b) At the request of the Borrower or the Bank, any such controversies or claims will be settled by arbitration in accordance with the United States Arbitration Act. The United States Arbitration Act will apply even though this Agreement provides that it is governed by Arizona law.

(c) Arbitration proceedings will be administered by the American Arbitration Association and will be subject to its commercial rules of arbitration.

(d) For purposes of the application of the statute of limitations, the filing of an arbitration pursuant to this paragraph is the equivalent of the filing of a lawsuit, and any claim or controversy which may be arbitrated under this paragraph is subject to any applicable statute of limitations. The arbitrators will have the authority to decide whether any such claim or controversy is barred by the statute of limitations and, if so, to dismiss the arbitration on that basis.

(e) If there is a dispute as to whether an issue is arbitrable, the arbitrators will have the authority to resolve any such dispute.

(f) The decision that results from an arbitration proceeding may be submitted to any authorized court of law to be confirmed and enforced.

(g)   This provision does not limit the right of the Borrower or the Bank to:

      (i)   exercise self-help remedies such as setoff;

      (ii) foreclose against or sell any real or personal property collateral; or

      (iii) act in a court of law, before, during or after the arbitration proceeding to obtain:

            (A)   an interim remedy; and/or

            (B) additional or supplementary remedies.

(h) The pursuit of or a successful action for interim, additional or supplementary remedies, or the filing of a court action, does not constitute a waiver of the right of the Borrower or the Bank, including the suing party, to submit the controversy or claim to arbitration if the other party contests the lawsuit.

(i) If the Bank forecloses against any real property securing this Agreement, the Bank has the option to exercise the power of sale under the deed of trust or mortgage, or to proceed by judicial foreclosure.

12.5 SEVERABILITY; WAIVERS. If any part of this Agreement is not enforceable, the rest of the Agreement may be enforced. The Bank retains all rights, even if it makes a loan after default. If the Bank waives a default, it may enforce a later default. Any consent or waiver under this Agreement must be in writing.

12.6 ADMINISTRATION COSTS. The Borrower shall pay the Bank for all reasonable costs incurred by the Bank in connection with administering this Agreement.

12.7 ATTORNEYS' FEES. The Borrower shall reimburse the Bank for any reasonable costs and attorneys' fees incurred by the Bank in connection with the enforcement or preservation of any rights or remedies under this Agreement and any other documents executed in connection with this Agreement, and including any amendment, waiver, "workout" or restructuring under this Agreement. In the event of a lawsuit or arbitration proceeding, the prevailing party is entitled to recover costs and reasonable attorneys' fees incurred in connection with the lawsuit or arbitration proceeding, as determined by the court or arbitrator. As used in this paragraph, "attorneys' fees" includes the allocated costs of in-house counsel.

12.8 ONE AGREEMENT. This Agreement and any related security or other agreements required by this Agreement, collectively:

(a) represent the sum of the understandings and agreements between the Bank and the Borrower concerning this credit; and

(b) replace any prior oral or written agreements between the Bank and the Borrower concerning this credit; and

(c) are intended by the Bank and the Borrower as the final, complete and exclusive statement of the terms agreed to by them.

In the event of any conflict between this Agreement and any other agreements required by this Agreement, this Agreement will prevail.

12.9 EXCHANGE OF INFORMATION. The Borrower agrees that the Bank may exchange financial information about the Borrower with BankAmerica Corporation affiliates and other related entities.

12.10 USURY LAWS. This paragraph covers the transactions described in this Agreement and any other agreements with the Bank or its affiliates executed in connection with this Agreement, to the extent they are subject to the Arizona usury laws (the "Transactions"). The Borrower understands and believes that the Transactions comply with the Arizona usury laws. However, if any interest or other charges paid or payable in connection with the Transactions are ever determined to exceed the maximum amount permitted by law, the Borrower agrees that:

(a) the amount of interest or other charges payable by the Borrower pursuant to the Transactions shall be reduced to the maximum amount permitted by law; and

(b) any excess amount previously collected from the Borrower in connection with the Transactions which exceeded the maximum amount permitted by law will be credited against the then outstanding principal balance. If the outstanding principal balance has been repaid in full, the excess amount paid will be refunded to the Borrower.

All fees, charges, goods, things in action or any other sums or things of value, other than interest at the interest rate described in this Agreement, paid or payable by the Borrower (collectively the "Additional Sums"), that may be deemed to be interest with respect to the Transactions, shall, for the purpose of any laws of the State of Arizona that may limit the maximum amount of interest to be charged with respect to the Transactions, be payable by Borrower as, and shall be deemed to be, additional interest. For such purposes only, the agreed upon and "contracted for rate of interest" of the Transactions shall be deemed to be increased by the rate of interest resulting from the Additional Sums.

12.11 AUTHORITY. Bank shall be entitled to rely on the representations of Garcia or Verde as the representation is made on behalf of the Borrower collectively. Bank shall have no obligation to confirm any statements of Garcia or Verde with the others. The actions of Garcia and Verde related to this Agreement shall be conclusively binding on each of them.

12.12 NOTICES. All notices required under this Agreement shall be personally delivered or sent by first class mail, postage prepaid, to the addresses on the signature page of this Agreement, or to such other addresses as the Bank and the Borrower may specify from time to time in writing.

12.13 HEADINGS. Article and paragraph headings are for reference only and shall not affect the interpretation or meaning of any provisions of this Agreement.

12.14 WITHDRAWAL OF EVENTS. The Borrower and the Bank agree that, from and after the date hereof, the Bank shall have no obligations to extend credit to Events under the Prior Agreement or under this Agreement.

12.15 PRIOR AGREEMENT SUPERSEDED. This Agreement amends, restates, and supersedes in the entirety the Prior Agreement, and any credit outstanding thereunder shall be deemed to be outstanding under this Agreement. Upon the effectiveness of this Agreement, the Bank shall no longer have any obligation to lend to any party under the Prior Agreement.

      THIS AGREEMENT IS EXECUTED AS OF THE DATE stated at the top of the FIRST PAGE.

                                    BANK ONE, ARIZONA, NA



                                    By:          /s/  David L. Rossiter
                                          -------------------------------------
                                    Its:         Vice President
                                          -------------------------------------

Address where notices to the Bank are to be sent:

Private Client Services
Mail code AZ1-0317
8800 North Gainey Center Dr
Scottsdale Arizona  85258


                                                 /s/ Ernest C. Garcia II
                                          -------------------------------------
                                                 Ernest C. Garcia II


                                                 /s/ Elizabeth Joanne Garcia
                                          -------------------------------------
                                                 Elizabeth Joanne Garcia


Address where notices to the Borrower are to be sent:

2575 East Camelback Road, Suite 700
Phoenix Arizona 85016



                                    VERDE INVESTMENTS, INC.

                                    By:          /s/ Ernest C. Garcia II
                                          -------------------------------------
                                    Its:         President
                                         -------------------------------------

Address where notices to the Borrower are to be sent:

2575 East Camelback Road, Suite 700
Phoenix Arizona 85016